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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                 Date of Report
                               September 11, 1995


          CAPITAL REALTY INVESTORS TAX EXEMPT FUND LIMITED PARTNERSHIP
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               (Exact name of registrant as specified in charter)


                                    Delaware
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                 (State or other jurisdiction of incorporation)


           1-9793                              52-1483643
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(Commission File Number)                (IRS Employer Identification No.)


11200 Rockville Pike, Rockville, Maryland              20852
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(Address of principal executive offices)             (Zip Code)


                                 (301) 468-9200
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              (Registrant's telephone number, including area code)
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ITEM 5.   OTHER EVENTS
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     As described in the following News Release, Capital Realty Investors Tax
Exempt Fund Limited Partnership has accepted a cash merger offer for its Beneficial Assignee Certificates (BACs) from a subsidiary of Capital Apartment Properties, Inc., subject to the approval of the BAC Holders.


Contact:  James T. Pastore                        FOR IMMEDIATE RELEASE
          (202)-546-6451
          Susan T. Backman or Curtis C. Rimmey
          (301)-231-0231


                    CRITEF PARTNERSHIPS TO MERGE WITH CAPREIT
                      IN TRANSACTION VALUED AT $150 MILLION


     ROCKVILLE, MD, Sept. 11, 1995 -- (AMEX: CRA, CRB, CRL) -- The general partners of two Capital Realty Investors Tax Exempt Fund Limited Partnerships (CRITEF partnerships) announced today that they have accepted a $150 million cash merger offer for the CRITEF partnerships' Beneficial Assignee Certificates
(BACs) from a subsidiary of Capital Apartment Properties, Inc. (CAPREIT), subject to the approval of the BAC holders. Through the transactions, the holders of BACs would receive an aggregate amount of $150 million in cash for their interests in the partnerships.

     The merger offers represent substantial premiums of approximately 20 percent over recent market prices for interests in the partnerships.

     The general partners of the CRITEF partnerships have agreed to sell their own interests in the partnerships to the CAPREIT subsidiary and they recommend that the CRITEF BAC holders approve the transaction with CAPREIT. The CRITEF general partners have concluded that these transactions are in the best interests of the BAC holders. The general partners of the CRITEF partnerships are affiliates of CRI, Inc., a real estate investment firm.

     CRI chairman William B. Dockser said, "We believe this is an excellent offer from a real estate company with a proven track record and substantial financial resources. The offering prices are substantially above the current American Stock Exchange trading prices and represent a timely opportunity for the BAC holders to realize today the full value in the CRITEF partnerships."

     Mr. Dockser also said that the CRITEF general partners had engaged Oppenheimer & Co. to provide an independent fairness opinion as to the merits of the offer.

     CAPREIT president Dick Kadish said, "CAPREIT is able to complete this transaction both quickly and at a very attractive price for the CRITEF certificate holders. This is due to CAPREIT's financial strength and knowledge of the properties." He noted that CAPREIT manages 13 of the 18 multifamily properties securing the bonds held by the CRITEF partnerships.









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     There are two CRITEF partnerships with three series of securities that trade on the American Stock Exchange:

- Capital Realty Investors Tax Exempt Fund Limited Partnership, Series I (CRITEF-I) (AMEX:CRA);
- Capital Realty Investors Tax Exempt Fund Limited Partnership, Series II (CRITEF-II) (AMEX:CRB);
- Capital Realty Investors Tax Exempt Fund III Limited Partnership (CRITEF-III) (AMEX:CRL).

     The transactions will result in the CAPREIT/CRITEF merged entity redeeming all of the BAC holders' interests in the CRITEF partnerships for $150 million in cash. This price represents an approximate 20 percent premium over recent market prices of the BACs. The redemption prices of the BACs are as follows:

-  $13.761 per BAC, for CRITEF-I s 2,280,000 BACs, totaling  $31.4 million;
-  $13.313 per BAC for CRITEF-II s 3,238,760 BACs, totaling  $43.1 million; and
-  $14.360 per BAC for CRITEF-III s 5,258,268 BACs, totaling $75.5 million.

-  Total:                                                   $150.0 million
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   The merger transactions also include payments to the CRITEF general partners of:

- $500,000 for their 1.01 percent general partner interests in CRITEF-I and CRITEF-II (one partnership with two series of BACs); and
-  $500,000 for their 1.01 percent general partner interest in CRITEF-III.

     The CAPREIT affiliate would also pay approximately $4.55 million for accrued and unpaid loan servicing fees currently owed to CRI and others.

     The merger transactions are subject to, among other things, obtaining a favorable fairness opinion, approval by the Security and Exchange Commission of a filed proxy statement, and approval by the BAC holders at special meetings of the partnerships.

     The CRITEF partnerships together hold 18 tax-exempt mortgage revenue bonds used to finance multifamily housing communities in eight states. Formed by CRI in 1986 and 1987, they began trading on the American Stock Exchange on July 1, 1993.

     CAPREIT, based in Rockville, Maryland, is a self-managed private real estate investment trust. CAPREIT owns 29 multifamily complexes containing 7,354 units located in nine states. In addition, CAPREIT manages another 7,917 apartment communities (including 13 of the CRITEF communities) for third-party owners. The largest shareholder in CAPREIT is the Apollo Real Estate Investment Fund, L.P.














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                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              Capital Realty Investors Tax Exempt Fund
                                Limited Partnership
                                             (Registrant)

                              By:  CRITEF Associates Limited Partnership,
                                     General Partner

                              By:  C.R.I., Inc., Managing General Partner


September 13, 1995                 /s/ Richard J. Palmer
------------------            By:  --------------------------------------
Date                               Richard J. Palmer
                                   Senior Vice President









































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